Exhibit 10.1

Effective July 17, 2019

Mr. Timothy M. Storer

8350 N Central Expy #1600

Dallas, TX 75206

Dear Tim:

This letter agreement, entered into as of the above Effective Date, summarizes the terms of your departure from A. H. Belo Corporation (the “Company”) and amends your Employment Agreement as set forth herein.  References in this letter agreement to “Employment Agreement” shall mean the Amended and Restated Employment Agreement dated as of December 10, 2018 by and among you, A. H. Belo Corporation and DMV Digital Holdings Company.

I.	Employment Term. The Company agrees to pay you and you accept continued employment with the Company through the period ending on December 31, 2019 (the “Employment Period”).

II.

No Coverage Under Company Severance Plans.  The agreements and payments as outlined herein are in lieu of any payments under the A. H. Belo Severance Plan.  You will not continue to be covered under the A. H. Belo Corporation Change in Control Severance Plan as of the Effective Date.

III.

Title and Nature of Duties.   As of the Effective Date, you will retain the title of President,  Belo + Company.  Your duties will be those set forth herein.  During the Employment Period, you agree to complete all Q2 2019 corporate governance related items and provide transition assistance for matters related to Belo + Company including, but not limited to: client relationships, sales and marketing efforts, preparing marketing materials, assistance in retention of key talent, operational matters, and fulfillment of contractual commitments to Belo + Company customers. You will have access to Belo + Company offices during your transition at the Company’s discretion; however, you will not be required to be in the office on a regular basis in order to perform these duties and responsibilities.

You will continue to report to the Company’s Chief Executive Officer and you will provide the other members of the A. H. Belo Management Committee assistance as reasonably requested to facilitate a successful transition, to include the transition matters described above.

P.O.  Box 224866    Dallas, Texas 75222-1866   Tel. 214.977.8222    Fax. 214.977.8285

www.ahbelo.com      Deliveries:  1954 Commerce Street     Dallas, Texas  75201

You shall notify the Company promptly if you accept other employment during the Employment Period.  In the event you commence employment with another company during the Employment Period, the terms and conditions of this agreement shall be subject to review and may be revised and prorated by the Compensation Committee of the Board of Directors.

IV.	Compensation and Benefits.

a.	Base Salary. For the Employment Period, you will continue to receive compensation at an annualized rate of $461,250 to be paid bi-weekly.

b.

Cash Incentive Payment for 2019.   For the calendar year 2019 only, you will be eligible to receive a  cash incentive payment of $150,000, the amount of your full-year target bonus opportunity for Individual Objectives in 2019.  This cash incentive payment is contingent upon your successful completion of the transition items listed in Section III. of this letter agreement, as determined by the Company’s Chief Executive Officer in his sole discretion.  Any cash incentive payment approved by the Chief Executive Officer shall be paid on December 31, 2019.

c.

Long-term Incentive Compensation.  For the calendar year 2019, you will continue to be eligible to receive $100,000 in long-term cash incentive compensation (LTCI) upon vesting on December 31, 2019,  provided you remain in the continuous employment of the Company and its subsidiaries up to and through the vesting date.   This represents 50% of your 2019 LTCI grant.  The remainder of your 2019 LTCI grant shall be forfeited.

d.

Standard Benefits.   During the Employment Period, you will be entitled, at your election, to participate in all employee benefit plans and programs generally available to other Company executives, including without limitation, medical, dental, life, and short and long-term disability insurance.  Your participation in any benefit plan or program will be subject to the terms, conditions, eligibility and premium payment requirements of the applicable plans.

Additionally, at the end of your Employment Period, you will be entitled to an additional payment of approximately $13,572, which is equal to six times the monthly COBRA premium applicable to your current coverage level under the A. H. Belo Health and Welfare Benefit Plan. This payment will be paid on your last paycheck in

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January 2020 and may vary due to increases in 2020 COBRA premiums.

e.

Expenses.   During the Employment Period, if you are asked to incur expenses on behalf of the Company you will be entitled to receive reimbursement from the Company for customary, limited travel and business expenses you occur in connection with your employment and as approved by the Chief Executive Officer of the Company.  You must account for and document those expenses in accordance with the policies and procedures established by the Company.

f.

Paid Time Off Balance.  Any 2019 PTO days remaining unused as of the Effective Date will be paid on the next payroll after the Effective Date.   You agree to waive accrual of additional PTO during the remainder of the Employment Period.

V.

General Release.    You agree that, as a condition to receiving any benefits or payments under this letter agreement, and in consideration of the Employment Period and other payments and compensation described in this Agreement, together with a waiver by the Company of Section 8(a) [Non-Competition] of the Employment Agreement and the amendment to Section 8(b) as set forth below,  you will be required to execute and deliver a  non-revocable general release, in the form attached hereto, of all claims (except as otherwise expressly set forth in such general release) arising out of your service as an employee of the Company, its subsidiaries or any of their affiliates and the termination of such relationship,  in the form previously approved by both you and the Company. Section 8(a) [Non-Competition] of the Employment Agreement shall be of no further force or effect from and after the Effective Date. Effective as of the Effective Date, Section 8(b)[Customer Non-Solicitation] of the Employment Agreement shall be amended to add the following sentence at the end of the paragraph:  "The terms "customer" and "client" as used in this Section 8(b) shall not include (i) customers and clients of the Company or The Dallas Morning News who have not done business with Belo + Company; or (ii) those inactive customers or clients who have not done business with Belo + Company for a period of twelve  (12) months prior to the effective date of this letter agreement. The terms “Non-Competition Term,” “Business,” and “Territory” shall continue to have the meanings set forth in Section 8(a).

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All other post-employment covenants of your Employment Agreement will remain in full force and effect, including but not limited to Section 7 [Non-Disclosure], Section  8(b) [Customer Non-Solicitation](except as amended by this letter agreement),  Section 8(c) [Employee Non-Solicitation],  Section 9 [Non-Disparagement], Section 10 [Return of Documents and Property] and Section 13 [Acknowledgement of Company’s Right in Work Product and Assignment].

VI.      Lastly, following the Employment Period, you agree to provide reasonable assistance and cooperation in any ongoing matters in which you were involved or are knowledgeable, including any litigation or governmental agency proceedings.

Tim, we value your commitment to a successful transition. Our goal is to ensure a smooth transition for you and your family while advancing the best interests of Belo + Company and A. H. Belo Corporation.

By signing below, I, Tim Storer, have reviewed the foregoing terms and conditions from A. H. Belo Corporation as they relate to my employment with the Company.  I have had the opportunity to review all areas and clarify all areas of confusion or disagreement. By signing below, I agree to the terms and conditions in this document.

/s/ Tim Storer	7/26/2019
Tim Storer	Date
President

/s/ Robert W. Decherd	7/29/2019
Robert Decherd	Date
Chief Executive Officer

/s/ Julie Hoagland	7/29/2019
Julie Hoagland	Date
SVP, Chief People Officer

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[FORM OF] GENERAL RELEASE

This General Release ("Agreement"), entered into by and between Timothy M. Storer ("you" or the "Employee") and A. H. Belo Corporation (the "Company") as of the Effective Date, arises from your departure from the Company.

This Agreement is legally-binding.  You are hereby advised to consult with an attorney before signing it.

You acknowledge that your last day of employment with the Company is December 31, 2019 (the "Termination Date").  The Company has offered you the payments described in the Letter Agreement effective as of July 17, 2019 (the “Letter Agreement”), on the terms and conditions set forth in the Letter Agreement, in conjunction with your departure from the Company.  You agree that you are not entitled to any such payments on or after the Termination Date, unless you execute this Agreement by signing the signature line at the conclusion of this Agreement, and do not revoke it during the revocation period described below.

1.

Letter Agreement Payments.  You shall receive such payments, subject to the terms and conditions of the Letter Agreement and to applicable taxes and related withholdings.  In the event that you revoke this Agreement, you will be ineligible for any such payments on or after December 31, 2019.  You acknowledge that such payments are in addition to any monies or benefits to which you are already entitled and that such payments represent good and sufficient consideration for the releases set forth in this Agreement.

2.

General Release.  In consideration for such payments described in the Letter Agreement, to which you are otherwise not entitled, you agree to waive and release the Company, its affiliates and subsidiaries, and all of their current and former respective officers, directors, employees, stockholders, representatives and agents, including their successors and assigns (collectively the "Releasees"), with respect to any and all claims, losses, liabilities, obligations and causes of action, known and unknown, arising out of, connected with, or relating to: (i) your employment; (ii) the Releasees' refusal or failure to continue your employment; or (iii) your departure from the Company, including, but not limited to, claims for compensation, commissions, bonuses, stock options, other wages and benefits, breach of contract, wrongful termination, impairment of economic opportunity, intentional infliction of emotional distress, claims based on personal injury, work-related accident, any breach of implied or express covenant of good faith and fair dealing, violation of public policy, or any other contract, tort or personal injury claim, or claim based on any municipal, state or federal statute, regulation or ordinance relating to employment, employment discrimination or retaliation, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 201 et seq.; National Labor Relations Act, as amended, 29 U.S.C. § 151 et seq.; Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq., Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1000 et seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; Chapter 21 of the Texas Labor Code or any other statute, rule, regulation, ordinance, or common civil or other law, or judicial or administrative interpretation whether promulgated by Federal, State, local or other jurisdiction or political subdivision.

Notwithstanding any provision of this Agreement to the contrary (including but not limited to this Section 2 and Section 3 below), and for the sake of clarity, you are not releasing or waiving, with respect to your service as an officer, director, manager, employee or agent of, or in any other similar role for, the Company and its affiliates on or prior to the Termination Date (a) the obligations of the Company and its affiliates to indemnify, defend and hold you harmless against third party claims (which shall include derivative shareholder claims) under the Company’s and its affiliates’ respective organizational documents, the Texas Business Organizations Code, or the Delaware General Corporation law, as applicable law, or (b) your rights and eligibility for coverage or the obligations of any insurer under any insurance policies maintained by or for the benefit of the Company or its affiliates.

3.

Waiver of Claims.  By signing this Agreement, you—on behalf of yourself, your family, assigns, representatives, agents, estate, heirs, beneficiaries, executors, administrators, successors, and/or attorneys, if any— agree to give up any right or entitlement you may have under Federal, State or local law against the Releasees, including but not limited to The Age Discrimination in Employment Act of 1967, as amended, concerning any events related to your employment or your departure from the Company, or the Company’s failure to continue your employment.  This Agreement extinguishes any potential monetary recovery from employment discrimination claims you may have relating to your employment with the Company and your departure from the Company existing on the date you sign this Agreement.

You represent and warrant that you have not assigned to any third party any claim involving the Releasees or authorized any third party to assert on your behalf any claim against the Releasees.  If a third party asserts a claim against the Releasees on your behalf or includes you as a class member in any class action involving any claim released under this Agreement, you shall not accept any benefits or damages relating or arising out of such claim.

Nothing in this Agreement will prevent you from initiating or participating in any State or Federal agency administrative proceeding including proceedings before the Equal Employment Opportunity Commission or from testifying at an administrative hearing, deposition, or in court in response to a lawful subpoena.

4.

No Admission of Wrongdoing.  This Agreement shall not in any way be construed as an admission of liability or as an admission that any of the Releasees have acted wrongfully with respect to you.  Each of the Releasees specifically denies and disclaims any such liability or wrongful acts.

5.

Venue and Applicable Law.  This Agreement shall be performed in Dallas, Texas, and the laws of the State of Texas shall govern the enforceability, interpretation and legal effect of this Agreement.  The parties shall submit to the jurisdiction of the Federal and State courts sitting in Dallas, Texas, for all purposes relating to the validity, interpretation or enforcement of this Agreement, including, without limitation, any application for injunctive relief.

6.

Remedies.  Any material breach by you of the terms and conditions contained in this Agreement shall give Company the right to discontinue the performance of any unperformed duties and obligations under this Agreement to the extent permitted by applicable law, and shall entitle the Company to legal, injunctive, or other equitable relief on account of such breach.

7.

Entire Agreement.  This Agreement, the Letter Agreement and your Amended and Restated Employment Agreement dated December 10, 2018 (as amended by the Letter Agreement) constitute our entire agreement and supersede any prior or contemporaneous agreements or understandings between the Company and you, except for any confidentiality obligations referred to elsewhere herein.  You acknowledge that you enter into this Agreement without reliance on any written or oral promise or representation, other than those contained in this Agreement and the Letter Agreement.

8.

Severability.  If any provision of this Agreement shall be determined by a court to be void or unenforceable, the remaining provisions shall remain effective and legally binding, and the void or unenforceable term shall be deemed not to be a part of this Agreement.

9.	Headings. The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

10.

Waiver.  If you breach any term of the Agreement, any delay by the Company to enforce the Agreement shall not be deemed a waiver or acceptance.  No waiver shall bind the Company unless supported by consideration, executed in writing, and delivered to you by an authorized Company officer.

11.

Attorneys' Fees.  In any dispute between the Company and you regarding the terms of this Agreement and/or any alleged breach thereof, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees arising out of such dispute, provided that such recovery is not otherwise prohibited by law.

12.

Knowing and Voluntary Agreement.    You are advised in writing to consult with an attorney before executing this Agreement.  You acknowledge and agree that:  (i) after you received a copy of this Agreement in writing you had adequate opportunity to review this Agreement; (ii) you fully understand its contents; (iii) you have been advised to consult an attorney before signing it; and (iv) you enter into this Agreement knowingly, voluntarily and after any consultations with your attorney or other advisor, as you deem appropriate.

13.

Review Period, Execution and Revocation.    You acknowledge that you had at least 45 calendar days from your receipt of this Agreement, on (Date) to consider whether to accept its terms.  After signing the Agreement, and returning it to Sandi Scott, Director/Human Resources, The Dallas Morning News, 1954 Commerce St., Dallas, Texas 75201, by (Date), you will have seven (7) calendar days to consider whether to revoke it.  The Agreement will not be effective until the expiration of seven (7) calendar days after you sign the Agreement without revoking it.  You acknowledge that this Agreement will become effective, fully enforceable and irrevocable following the expiration of seven (7) days after your signing of this Agreement ("Effective Date").

If you choose to revoke this Agreement, you must notify Sandi Scott, in writing, before 5:00 p.m. on the day immediately preceding the Effective Date.

IN WITNESS WHEREOF, this General Release has been executed by each of the listed parties below.

Timothy M. Storer	A. H. Belo Corporation

Signature:	By:
[Name/Title of Officer]

Date:	Date: